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                                                                     EXHIBIT 2.2
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                                     CONSENT
                                       AND
                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


      This Consent to and Amendment to Agreement and Plan of Merger ("Consent and Amendment") is entered into and made this 15th day of May, 2000, by and between BancorpSouth, Inc. ("BancorpSouth") and First United Bancshares, Inc. ("First United").

      WHEREAS, on April 16, 2000, BancorpSouth and First United entered into a certain Agreement and Plan of Merger (the "Merger Agreement"). (Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Merger Agreement.)

      WHEREAS, pursuant to the terms of the Merger Agreement, First United made certain representations and warranties to BancorpSouth as set forth in Article IV of the Merger Agreement and Section 8.2(a) requires that such representations and warranties be true and correct as of the date of the Merger Agreement and as of the Closing Date. In addition First United is prohibited from taking certain actions as delineated in Section 6.1 unless BancorpSouth expressly consents in advance of any such action.

      WHEREAS, prior to and subsequent to the execution of the Merger Agreement, First United has negotiated with Texarkana First Financial Corporation ("FFC") the terms of a proposed Agreement and Plan of Reorganization ("FFC Agreement"), drafts of which have been made available to BancorpSouth, whereby First United would acquire one hundred percent (100%) of the issued and outstanding capital stock of FFC and then immediately thereafter FFC would be merged into First United and FFC's wholly-owned subsidiary, First Federal Savings & Loan Association of Texarkana, would be merged with and into FirstBank, an indirect wholly-owned subsidiary of First United. Without the consent of BancorpSouth the execution of the FFC Agreement and consummation of the transactions contemplated therein by First United would be prohibited by the terms of the Merger Agreement including subsection 6.1(d) (Acquisition Proposal restrictions) and subsection 6.1(e) (purchase of equity interests), and execution and consummation of the FFC Agreement will affect certain of the representations and warranties of First United contained in the Merger Agreement.

      WHEREAS, First United has requested that BancorpSouth waive and amend the restrictions contained in the Merger Agreement for the purpose of allowing First United to enter into the FFC Agreement and consummating the transactions contemplated therein.

NOW, THEREFORE, BancorpSouth grants its consent to First United and the parties agree to amend the Merger Agreement as set forth below:

      4. Waiver and Consent. BancorpSouth hereby waives the covenants contained in Section 6.1 of the Merger Agreement for the purpose of permitting First United to enter into the FFC Agreement, which is attached hereto as Exhibit A, perform its obligations thereunder and consummate the transactions contemplated thereby and hereby consents to such actions by First United.
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      5. Amendment to Merger Agreement. The Merger Agreement is hereby amended by adding the following Section 9.5:

      9.6. Texarkana Transaction.

            (c) No actions taken by First United in executing and performing its obligations under the Agreement and Plan of Reorganization between First United Bancshares, Inc. and Texarkana First Financial Corporation (the "FFC Agreement") shall constitute a breach by First United of any covenant under this Agreement.

            (d) The Representations and Warranties of First United under this Agreement shall be true and correct as of the Closing Date without giving effect to changes that have occurred or circumstances that exist as a result of First United's execution, performance or consummation of the FFC Agreement; provided, however, that the representations and warranties contained in Sections 4.2(a), 4.7 and 4.8(a) shall be true and correct after giving effect to such changes and circumstances and with respect to the representations and warranties in Section 4.8(a) without giving effect to the provisions of Section 3.2(b). The closing certificate to be delivered by First United at Closing shall be consistent with the provisions of this Section 9.5.

      6. Amendment to Section 7.15. Section 7.15 of the Merger Agreement shall be amended and restated in its entirety as follows:

      7.15. Holding Company Mergers. Prior to the Closing, First United shall cause (i) First United-Texas to be merged with and into First United and
      (ii) assuming the acquisition of Texarkana First Financial Corporation ("FFC") by First United prior to Closing, FFC with and into First United.

      4. No Additional Waiver. The consent of BancorpSouth to the waiver of the covenants contained in Section 6.1 of the Merger Agreement is expressly limited to the extent set forth herein and shall not preclude BancorpSouth from exercising any right, power or privilege under the Merger Agreement as to any such terms and conditions not expressly waived herein. Except to the extent the provisions of the Merger Agreement are specifically amended, modified or superseded by this Consent, the Merger Agreement shall remain in full force and effect without any other modification.





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      IN WITNESS WHEREOF, this Consent and Amendment has been duly executed and delivered by the duly authorized officers of BancorpSouth and First United and made effective as of the date first above written.


                               BANCORPSOUTH, INC.




                                 By: /s/ Aubrey B. Patterson
                                    --------------------------------------
                                    Aubrey B. Patterson
                                    Chairman and Chief Executive Officer



                                 FIRST UNITED BANCSHARES, INC.




                                 By: /s/ James V. Kelley
                                    --------------------------------------
                                    James V. Kelley
                                    Chairman and Chief Executive Officer







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